Exhibit 1

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of May 5, 2020, is entered into by and between PW Medtech Group Limited, a Cayman Islands company (the “Seller”) and Beachhead Holdings Limited, a Cayman Islands company (the “Purchaser”).

WHEREAS, the parties hereto entered into a share purchase agreement dated as of September 18, 2019 (as amended by the Amendment No. 1 to Share Purchase Agreement dated as of March 17, 2020, the “SPA”), pursuant to and subject to the terms and conditions of which, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller the Sale Shares;

WHEREAS, Section 6.4 of the SPA provides that the SPA may be amended by written instrument making specific reference to the SPA signed by the party of the SPA against whom enforcement of such amendment is sought; and

WHEREAS, the parties hereto desire to amend the SPA pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SPA.

2.             Amendments to SPA. Section 1.2(b) of the SPA is hereby amended and restated in its entirety to read as follows:

“(b)  At the Closing:

(i)	the Seller shall deliver, or cause its broker to deliver, to the Purchaser:

(A)	the Sale Shares on a settlement by delivery against payment basis; and

(B)	a copy of the director resolutions of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby; and

(ii)	the Purchaser shall deliver, or cause its broker to deliver, to the Seller:

(A)	immediately available funds by wire transfer into an account designated by the Seller in the amount of the Purchase Price on a settlement by payment against delivery basis; and

(B)	a copy of the director resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder.”

3.             No Further Amendment. The parties hereto agree that all other provisions of the SPA shall, subject to Section 2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties hereto in accordance with their terms. This Amendment forms an integral and inseparable part of the SPA.

4.             Additional Seller’s Representations and Warranties. The Seller hereby makes a representation and warranty to the Purchaser as of the date of this Amendment and the Closing Date that the shareholders of the Seller have duly approved the transactions contemplated by the SPA at an Extraordinary General Meeting of the Seller in accordance with requirements of the Hong Kong Listing Rules and the Organizational Documents of the Seller.

5.             Waiver of Conditions.

(a)           The Seller hereby irrevocably and unconditionally waives Section 4.1(c) of the SPA as a condition to its obligations to consummate the Closing, and Section 4.1(c) of the SPA shall, from the date hereof, no longer be a condition to the Seller’s obligations to consummate the Closing.

(b)          The Purchaser hereby irrevocably and unconditionally waives Section 4.2(c) of the SPA as a condition to its obligations to consummate the Closing, and Section 4.2(c) of the SPA shall, from the date hereof, no longer be a condition to the Purchaser’s obligations to consummate the Closing.

6.             References. All references to the SPA (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the SPA shall refer to the SPA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the SPA (as amended hereby) and references in the SPA to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to September 18, 2019.

7.             Other Miscellaneous Terms. The provisions of Sections 6.4 (Complete Agreement; Amendments; Waivers), 6.5 (Expenses), 6.6 (Severability), 6.7 (Binding Effect; Assignment), 6.8 (Governing Law), 6.9 (Dispute Resolution), 6.10 (Notices), 6.11 (Survival), 6.12 (Section and Other Headings), and 6.13 (Counterparts) of the SPA shall apply mutatis mutandis to this Amendment, and to the SPA as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first above written.

PW Medtech Group Limited (普华和顺集团公司)

By:	/s/ Yue’e Zhang
Name: Title:	Yue’e Zhang Executive Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first above written.

Beachhead Holdings Limited

By:	/s/ Hui Li
Name: Title:	Hui Li Director